UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2024

NanoVibronix, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36445	01-0801232
(Commission File Number)	(IRS Employer Identification No.)

525 Executive Blvd., Elmsford, NY 10523

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 233-3004

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NAOV	Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2024, NanoVibronix, Inc., a New York corporation, (the “Company”), entered into a standalone services agreement (the “Agreement”), by and between the Company and Veranex, Inc., a Delaware corporation (“Veranex,” and collectively with the Company, the “Parties,” and each a “Party”), pursuant to which, the Company engaged Veranex to provide certain research and development services (the “Services”) to assist with the development of the Company’s next generation UroShield and PainShield products. The Agreement has a term of approximately 50 weeks, subject to adjustments or earlier termination thereof in accordance with the terms of the Agreement.

As consideration for the Services, the Company will pay Veranex estimated fees and expenses of up to approximately $1.1 million (the “Fee”), subject to certain adjustments, including among other things, in the event of changing assumptions or facts, unforeseen development deviations, or Company changes in scope, in which case the Parties agree to revise the Agreement as soon as reasonably possible (an “Amendment”); provided, however, that if the Parties are unable in good faith to execute an Amendment within 60 days from the initiation of such effort, Veranex may stop providing the Services until an agreement is reached or either Party terminates the Agreement in accordance with its terms. The Fee will be paid in monthly installments based on the Services performed during the applicable month. Payment is due 45 days from the date of the invoice and is subject to a late fee equal to 1.5% of the unpaid amount per month, or the maximum limit permitted by law, whichever is less. In the event that payment is not made by the Company after 45 days from the date of the invoice, Veranex may suspend the Services.

The Company may terminate the Agreement at any time for any reason or no reason, with or without cause, upon 60 days prior written notice. Veranex may terminate any scope of work or the Agreement at any time upon 60 days prior written notice to the Company for: (a) repeated late payments by the Company; (b) deterioration of or repeated difficulties in the Company relationship wherein no resolution has been reached and Veranex no longer feels that it can adequately and satisfactorily provide the services under the Agreement; and/or (c) repeated requests by the Company to remove or replace team members performing the services under the Agreement or abusive conduct by the Company towards any employees, staff, or team members of Veranex. Either Party may terminate the Agreement immediately by written notice to the non-terminating party if: (a) the non-terminating discloses in writing its inability to pay its debts as they come due; (b) the non-terminating party admits in writing its inability to perform its duties under the Agreement; (c) the non-terminating party seeks protection from its creditors under the bankruptcy laws; (d) a trustee or receiver is appointed over the non-terminating party’s assets; (e) an involuntary petition in bankruptcy is filed against the non-terminating party but not removed within 60 days; or (f) the terminating party reasonably believes based on advice of legal counsel that continued performance of the Services could constitute a potential or actual violation of legal, regulatory, ethical or other applicable standards and the non-terminating does not respond to a written request responding to such belief in a manner that allays the concerns of such legal counsel.

The Agreement contains certain representations, warranties, limitations of liabilities, confidentiality and indemnity obligations and other provisions customary for an agreement of its type.

Item 7.01	Regulation FD Disclosure.

On March 28, 2024, the Company issued a press release announcing its entry into the Agreement which is attached hereto as Exhibit 99.1. The Company undertakes no obligation to update, supplement or amend the materials attached hereto.

The information in this Current Report on Form 8-K (including Exhibit 99.1 attached hereto) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 28, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2024	NANOVIBRONIX, Inc.

	By:	/s/ Stephen Brown
	Name:	Stephen Brown
	Title:	Chief Financial Officer